EXHIBIT (L)(23)

                               PURCHASE AGREEMENT


        The RBB Fund, Inc. (the "Company"), a Maryland corporation, and Robeco USA, L.L.C., through its division Weiss, Peck & Greer Investments ("Weiss, Peck") intending to be legally bound, hereby agree with each other as follows:

        1. The Company hereby offers Weiss, Peck and Weiss, Peck hereby purchases one share of Class VVV Common Stock of the Robeco WPG Large Cap Growth Fund (par value $.001 per share) (such shares hereinafter sometimes collectively known as "Shares") at the closing price per Share (net asset value) of the Predecessor Fund on the date prior to the date of the reorganization.

        2. The Company hereby acknowledges receipt from Weiss, Peck of funds in the amount of $21.30 in full payment for the Shares.

        3. Weiss, Peck represents and warrants to the Company that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

        4. This agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 29th day of April, 2005.



                                    THE RBB FUND, INC.


                                    By:/s/ Edward J. Roach
                                       -------------------
                                           Edward J. Roach
                                           President & Treasurer



                                    ROBECO USA, L.L.C., through its division
                                    WEISS, PECK & GREER INVESTMENTS



                                    By:/s/ Daniel Vandivort
                                       --------------------
                                           Name: Daniel Vandivort
                                           Title: Chairman of the Board